Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-186403 and Form S-8 No. 333-200185) pertaining to the 2013 Long-Term Incentive Plan of TRI Pointe Homes, Inc.,
2)

Registration Statement (Form S-8 No. 333-197461) pertaining to the Weyerhaeuser Real Estate Company 2004 Long-Term Incentive Plan and the Weyerhaeuser Real Estate Company 2013 Long-Term Incentive Plan,

3)	Registration Statement (Form S-3 No. 333-200184) of TRI Pointe Homes, Inc.

of our report dated March 12, 2015, except for Note 22, as to which the date is April 15, 2015, with respect to the consolidated financial statements of TRI Pointe Homes, Inc. as of and for the year ended December 31, 2014, included in this Current Report on Form 8-K.

/s/ Ernst & Young

Irvine, California

April 15, 2015